EXHIBIT 99

NEWS RELEASE

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Reliv International Reports First-Quarter Financial Results for 2013

CHESTERFIELD, Mo., May 1, 2013 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2013.

First-Quarter Results

Reliv reported net sales of $18.9 million for the first quarter of 2013, compared to net sales of $19.7 million for the first quarter of 2012. U.S. net sales declined by 4.2 percent for the quarter compared to the same quarter in 2012. International net sales for the quarter declined 5.7 percent, with the continued growth in Europe of 26.6 percent offset by declines in Asia and Australia of 55.3 percent and 17.0 percent, respectively.

The company reported net income of $195,000, or $0.02 per diluted share, for the first quarter of 2013 compared to net income of $532,000, or $0.04 per diluted share, for the first quarter of 2012. Income from operations for the first quarter of 2013 was $435,000 compared to $914,000 in the same quarter of 2012.

“Sales declines in Asia and Australia coupled with investments in new staffing in those markets significantly contributed to the decline in profitability overall,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “We have devoted resources and launched a series of enhancements to our business model in these markets in an effort to spur growth. Examples include a preferred customer program in Australia and new programs in the Philippines intended to increase attention and focus on retail sales by distributors. I believe such proactive measures will reenergize these markets.”

“Reliv’s European expansion continued as the first quarter of 2013 marked Europe’s 14th consecutive quarter of year-over-year net sales growth,” he added. “France officially became Reliv’s 16th country of operation in April and was celebrated with well-attended events across the country. Momentum in Europe continues to build and we are devoting resources to fuel additional sales growth.”

“In the United States, Reliv launched our latest product, LunaRich X™, and a new points-based LunaRich wellness system in January 2013,” Montgomery continued. “LunaRich X is the most concentrated form of lunasin currently available. Lunasin is the peptide scientists have identified as the key to many of soy’s documented health benefits. LunaRich X has been welcomed enthusiastically by distributors and consumers, accounting for 7.2 percent of U.S. net sales in the first quarter of 2013. We anticipate growth in LunaRich X sales, as additional research is published and market awareness increases.”

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Reliv International First-Quarter Financial Results

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“On March 1, 2013, Reliv implemented a new pricing structure in the United States, pairing a modest price increase with increased servings per unit, offset by a reduced shipping charge,” he said. “The resulting cost per serving is only pennies higher for most products, and feedback from our distributors has been positive. Adjusting servings per unit to provide a full month’s supply helps facilitate regular monthly sales and the reduced shipping helps eliminate a common point-of-sale objection.”

“The network marketing industry is seeing e-commerce becoming as important as in-person sales, and Reliv is taking steps to stay in front of this shift in our industry’s business model,” Montgomery said. “Reliv is nearing the completion of the first step in this process, creating a custom content management system. This system will provide the platform to pursue additional online upgrades. This year will also see the launch of a new online shopping cart, designed to make it easier for consumers to purchase our products.”

“As we work to build for the future, we continue to reduce costs where appropriate and to maintain a strong balance sheet,” he added. Reliv had cash and cash equivalents of $5.87 million as of March 31, 2013, virtually unchanged from $5.80 million on December 31, 2012.

As of March 31, 2013, Reliv had 56,040 distributors – a decline of 4.3 percent from March 31, 2012 – of which 5,600 are Master Affiliate level and above. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.
Reliv International, based in Chesterfield, Mo., produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 16 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
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Consolidated Balance Sheets
	March 31	December 31
	2013	2012
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,865,285	$5,801,042
Accounts receivable, less allowances of
$27,500 in 2013 and $35,700 in 2012	148,377	247,087
Accounts and note due from employees and distributors	139,052	109,346
Inventories	5,370,955	5,262,916
Other current assets	1,790,567	1,070,301

Total current assets	13,314,236	12,490,692

Other assets	5,870,734	5,656,077
Net property, plant and equipment	6,995,023	7,111,772

Total Assets	$26,179,993	$25,258,541

Liabilities and Stockholders' Equity

Total current liabilities	$7,428,737	$6,614,631
Long-term debt, less current maturities	2,297,859	2,401,312
Other non-current liabilities	681,838	660,728
Stockholders' equity	15,771,559	15,581,870

Total Liabilities and Stockholders' Equity	$26,179,993	$25,258,541

Consolidated Statements of Operations
	Three months ended March 31
	2013	2012
	(Unaudited)	(Unaudited)
Product sales	$16,889,458	$17,614,840
Handling & freight income	1,967,806	2,128,804

Net Sales	18,857,264	19,743,644

Costs and expenses:
Cost of products sold	3,903,858	3,900,581
Distributor royalties and commissions	7,003,204	7,455,160
Selling, general and administrative	7,515,488	7,474,246

Total Costs and Expenses	18,422,550	18,829,987

Income from operations	434,714	913,657
Other income (expense):
Interest income	37,164	9,314
Interest expense	(17,502)	(30,919)
Other expense	(26,575)	(22,668)

Income before income taxes	427,801	869,384
Provision for income taxes	233,000	337,000

Net Income	$194,801	$532,384

Earnings per common share - Basic	$0.02	$0.04
Weighted average shares	12,620,000	12,512,000

Earnings per common share - Diluted	$0.02	$0.04
Weighted average shares	12,708,000	12,633,000

Cash dividends declared per common share	$-	$-

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Reliv International, Inc. and Subsidiaries
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Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2013		2012		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	15,109	80.1%	15,770	79.9%	(661)	-4.2%
Australia/New Zealand	448	2.4%	540	2.7%	(92)	-17.0%
Canada	554	2.9%	550	2.8%	4	0.7%
Mexico	278	1.5%	287	1.4%	(9)	-3.1%
Europe	2,020	10.7%	1,595	8.1%	425	26.6%
Asia	448	2.4%	1,002	5.1%	(554)	-55.3%

Consolidated Total	18,857	100.0%	19,744	100.0%	(887)	-4.5%

The following table sets forth, as of March 31, 2013 and 2012, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2013		As of 3/31/2012		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	40,020	3,960	42,910	4,550	-6.7%	-13.0%
Australia/New Zealand	1,710	180	1,950	120	-12.3%	50.0%
Canada	1,310	170	1,340	190	-2.2%	-10.5%
Mexico	1,340	100	1,640	140	-18.3%	-28.6%
Europe	7,090	730	4,900	480	44.7%	52.1%
Asia	4,570	460	5,790	500	-21.1%	-8.0%

Consolidated Total	56,040	5,600	58,530	5,980	-4.3%	-6.4%

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